EXHIBIT 23.2

[LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

February 24, 2010

XTO Energy Inc.

810 Houston Street

Fort Worth, TX 76102

Re:	XTO Energy Inc.
2009 Annual Report on Form 10-K

Gentlemen:

The firm of Miller and Lents, Ltd., consents to the references to our firm in the form and context in which they appear and to the use of our report dated February 17, 2010 regarding the XTO Energy Inc. Proved Reserves and Future Net Revenues as of December 31, 2009, in the 2009 Annual Report on Form 10-K. We further consent to the incorporation by reference of our report in Registration Statements Nos. 333-160070, 333-122767 and 333-123402 on Form S-3, and Registration Statements Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460, 333-120540, 333-152016 and 33-55784 on Form S-8 of XTO Energy Inc.

The subject report was prepared by Miller and Lents, Ltd. for the use of XTO Energy Inc. The analysis, conclusions, and methods contained in the report are based upon information that was in existence at the time the reports were rendered. While the subject report may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of information provided by others. Moreover, the conclusions contained in the report are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in the report in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

Miller and Lents, Ltd., has no interests in XTO Energy Inc. or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with XTO Energy Inc. We are not employed by XTO Energy Inc. on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By	/S/ JAMES PEARSON
James Pearson
Chairman